As Filed with the Securities and Exchange Commission on November 19 , 2008
Registration No. 333- 153698

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 1 to
FORM F-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES  ACT OF 1933

Canadian Superior Energy Inc.
(Exact name of Registrant as specified in its charter)

Alberta	Not Applicable
(Province or other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
Suite 3200, 500 - 4th Avenue SW
Calgary, Alberta
Canada, T2P 2V6
(403) 294-1411
(Address and telephone number of Registrants' principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York, 10011
(212) 894-8940
(Name, address and telephone number
(including area code) of agent for service)

Copies to:
Christopher W. Morgan, Esq.	John J. Poetker, Esq.
Riccardo Leofanti, Esq.	Borden Ladner Gervais LLP
Skadden, Arps, Slate, Meagher & Flom LLP	1000 Canterra Tower,
222 Bay Street, Suite 1750, P.O. Box 258	400 Third Avenue S.W.
Toronto, Ontario, Canada M5K 1J5	Calgary, AB, Canada T2P 4H2
(416) 777-4700	(403) 232-9703

Approximate date of commencement of proposed sale of the securities to the public:
From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of  the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post−effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post−effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

PART I

INFORMATION REQUIRED IN PROSPECTUS

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated November 19 , 2008

CANADIAN SUPERIOR ENERGY INC.

13,125,000 Common Shares

This prospectus covers 13,125,000 common shares that may be offered for resale by the selling shareholders named in this prospectus and certain persons to whom the selling shareholders may transfer their shares.  The shares include 8,750,000 common shares and an additional 4,375,000 common shares that are issuable upon exercise of warrants that we issued to the selling shareholders on September 3, 2008 in a private placement of units consisting of common shares and warrants.  No securities are being offered or sold by us pursuant to this prospectus.

We will not receive any of the proceeds from the sale of the shares by the selling shareholders.  We will, however, receive the proceeds from any exercise of the warrants unless the selling shareholders elect to exercise the warrants using a cashless exercise feature that allows the selling shareholders to receive a reduced number of shares rather than paying the exercise price in cash.

Our common shares are listed on the Toronto Stock Exchange and the American Stock Exchange under the symbol “SNG”.  On November 17 , 2008, the closing price of our common shares was Cdn$ 1.56 on the Toronto Stock Exchange and US$ 1.28 on the American Stock Exchange.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares directly to purchasers or through broker-dealers or agents.  The common shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices.  See “Plan of Distribution” beginning on page 20 for more information about how the selling shareholders may sell or dispose of their shares.  We do not know when or in what amount the selling shareholders may offer the shares for sale.  The selling shareholders may sell any, all or none of the shares offered by this prospectus.

An investment in our common shares involves a high degree of risk.  Before purchasing any common shares, you should consider carefully the risks described under “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offence.

The date of this prospectus is                , 2008.

TABLE OF CONTENTS

CAUTIONARY NOTE TO UNITED STATES INVESTORS	3
THE COMPANY	4
RECENT DEVELOPMENTS	4
RISK FACTORS	5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
EXCHANGE RATE INFORMATION	10
USE OF PROCEEDS	10
DIVIDEND POLICY	11
PRICE RANGE OF COMMON SHARES	11
CONSOLIDATED CAPITALIZATION	13
DESCRIPTION OF SHARE CAPITAL	14
ARTICLES OF INCORPORATION AND BYLAWS	15
REGISTRATION RIGHTS	17
SELLING SHAREHOLDERS	18
PLAN OF DISTRIBUTION	20
INCOME TAX CONSIDERATIONS	21
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES	25
DOCUMENTS INCORPORATED BY REFERENCE	26
WHERE YOU CAN FIND MORE INFORMATION	26
EXPERTS	27
LEGAL MATTERS	27

You should rely only upon the information included in this prospectus or incorporated by reference as described under “Documents Incorporated by Reference”.  We and the selling shareholders have not authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information.

The information contained in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or any sale of the common shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling shareholders are offering to sell, and seeking offers to buy, the shares only in jurisdictions where it is lawful to do so.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

References in this prospectus to “Canadian Superior,” “we”, “us”, and “our” refer to Canadian Superior Energy Inc. and our subsidiaries, unless otherwise specified. References in this prospectus to “BOE/d” mean a barrel of oil equivalent of natural gas and crude oil on the basis of 1 BOE for 6,000 cubic feet of natural gas, which is the industry accepted norm and is not based on either energy content or current price, and references in this prospectus to “MBOE” mean 1,000 barrels of oil equivalent. We encourage you to read the additional information and cautionary note regarding the presentation of barrels of oil equivalent contained in our Canadian Annual Information Form, or AIF (which forms a part of our Annual Report on Form 40-F for the fiscal year ended December 31, 2007 and is incorporated by reference in this prospectus) under “Statement of Reserves Data and Other Oil and Gas Information”. See “Documents Incorporated by Reference”.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

Under a multi-jurisdictional disclosure system adopted by the United States and Canada, we are permitted to prepare our continuous disclosure documents and other information, including most of the documents incorporated by reference in this prospectus, in accordance with the disclosure requirements of Canada.  You should be aware that Canadian disclosure requirements are different from those of the United States.

Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus is reported in Canadian dollars and has been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP. To the extent applicable to our consolidated financial statements, these principles conform in all material respects with generally accepted accounting principles in the United States, or U.S. GAAP, except as described in the notes to our consolidated financial statements, which are incorporated by reference in this prospectus.

We have also incorporated by reference in this prospectus the consolidated financial statements of Seeker Petroleum Limited, which we acquired on March 26, 2008, together with unaudited pro forma consolidated financial information that illustrates, on a pro forma basis, the effects of our acquisition of Seeker Petroleum on our consolidated financial statements.  Seeker Petroleum’s consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with Canadian GAAP.  To the extent applicable to Seeker Petroleum’s consolidated financial statements, these principles conform in all material respects with U.S. GAAP, except as described in the notes to Seeker Petroleum’s consolidated financial statements.  The unaudited pro forma financial information included in this prospectus is reported in Canadian dollars, has been prepared in accordance with Canadian GAAP and has been reconciled to U.S. GAAP as set forth in the notes to the unaudited pro forma financial information.

Unless otherwise indicated, all reserve and resource estimates included or incorporated by reference in this prospectus have been, and will be, prepared in accordance with National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities or NI 51-101. NI 51-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes with respect to oil and gas activities and production and reserve information.

Canadian standards, including NI 51-101, differ significantly from the requirements of the SEC, and any reserve and resource information included or incorporated by reference in this prospectus may not be comparable to similar information disclosed by U.S. companies.  Under U.S. standards, oil and gas deposits may not be classified as “proved reserves” unless the determination has been made that the oil and gas is reasonably certain to be economically and legally produced and sold under economic conditions prevailing at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning “probable reserves”, “possible reserves” or “resources” or other descriptions of the amount of oil and gas deposits that do not constitute “proved reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of a “resource” will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally recoverable. The Canadian standards for identification of “proved reserves” are also not the same as those of the SEC, and proved reserves reported by Canadian Superior in compliance with Canadian standards may not qualify as “proved reserves” under SEC standards.

In this prospectus and in any documents incorporated by reference, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “$” or “Cdn$” means Canadian dollars and references to “US$” means U.S. dollars.  See “Exchange Rate Information”.

THE COMPANY

Canadian Superior is a crude oil and natural gas exploration and production company with its primary emphasis on the exploration for, and production of, crude oil and natural gas in Western Canada, offshore Nova Scotia, and offshore Trinidad and Tobago.

Further details concerning our business, including information with respect to our assets, operations and development history, are provided in our AIF, which forms a part of our Annual Report on Form 40-F, and the other documents incorporated by reference in this prospectus.  See “Documents Incorporated by Reference”. You are encouraged to thoroughly review the documents incorporated by reference into this prospectus as they contain important information concerning our business and our prospects.

Our principal and head office is located at 3200, 500 - 4th Avenue S.W., Calgary, Alberta T2P 2V6, and our registered office is located at 3300, 421 - 7th Avenue S.W., Calgary, Alberta T2P 4K9.  Our telephone number is (403) 294-1411.

RECENT DEVELOPMENTS

On March 26, 2008, we completed the acquisition of all of the outstanding shares of Seeker Petroleum, a private oil and gas company operating in Western Canada. The purchase price for the acquisition of Seeker Petroleum was approximately $51.2 million which was satisfied by the assumption of approximately $8.0 million of debt, payment in cash of $14.2 million and the issuance of 7,651,866 common shares at a deemed price of $3.72 per share.

On July 9, 2008, we, as operator of the “Bounty” well located on Block 5(c) approximately 65 miles off the east coast of Trinidad, and our partners, BG International Limited, a wholly owned subsidiary of the BG Group plc, and Challenger Energy Corp., agreed to case and flow test the 17,360 foot “Bounty” well.  The “Bounty” well is the second well in an initial three well program offshore Trinidad on Block 5(c). On August 13, 2008, we announced the discovery of natural gas in the “Bounty” well.  During the testing of the “Bounty” well, production testing equipment capacity was maximized resulting in flow testing being restricted to a stabilized rate of 60 million cubic feet per day of natural gas with a flowing bottom hole pressure of 7,186 pounds per square inch, with the well being capable of initially producing at a rate of approximately 200 million cubic feet per day. Further information regarding the “Bounty” well may be found under “Description of the Business and Principal Properties - Oil and Gas Properties - Trinidad and Tobago” in the AIF, which forms a part of our Annual Report on Form 40-F. See “Documents Incorporated by Reference”.

On September 3, 2008, we completed a private placement to the selling shareholders of 8,750,000 units at a price of US $4.00 per unit for gross proceeds of US$35 million.  Each unit consisted of one share and one-half warrant with each whole warrant being exercisable to purchase one common share at a price of US $4.75 for a period of one year. We refer to this transaction as the “Private Placement”.

RISK FACTORS

Investing in our common shares involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described below and the risk factors described in the documents incorporated by reference before purchasing our common shares. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of our common shares could decline, and you might lose all or part of your investment.

An investment in our common shares is speculative due to the nature of our business.

An investment in our common shares is speculative due to the nature of our involvement in the exploration, development and production of oil and natural gas and our present stage of development. Oil and natural gas exploration involves a high degree of risk and there is no assurance that expenditures made on future exploration by us will result in new discoveries of oil or natural gas in commercial quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations of that data.

Our long-term commercial success depends upon our ability to find, acquire, develop and commercially produce oil and natural gas reserves. We cannot assure you that we will be able to locate satisfactory properties for acquisition or participation. Moreover, if any acquisitions or participations are identified, we may determine that current markets, terms of acquisition and participation or pricing conditions make those acquisitions or participations uneconomic.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. Production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

In addition, oil and gas operations are subject to the risks of exploration, development and production of oil and natural gas properties, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, cratering, sour gas releases, fires and spills. Losses resulting from the occurrence of any of these risks could have a materially adverse effect on future results of operations, liquidity and financial condition.

We might have difficulty obtaining additional capital, which could prevent us from achieving our business objectives. If we are successful in raising additional capital, it may have a dilutive effect on our shareholders.

We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future. If our revenues or reserves decline, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. We cannot assure you that debt or equity financing, or cash generated by operations, will be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, that it will be on terms acceptable to us. Failure to obtain additional financing on a timely basis could cause us to forfeit our interest in certain properties, miss acquisition opportunities and reduce or terminate our operations. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations or prospects. Also, if we raise funds by issuing additional common shares or debt securities convertible into common shares, our shareholders will experience dilution, which may be significant, to their ownership interest in us. If we raise funds by issuing shares of a different class of stock other than our common shares or by issuing debt, the holders of such different classes of stock or debt securities may have rights senior to the rights of the holders of our common shares.

We may incur debt to finance the acquisition of assets and other companies. This may impair our ability to obtain future financing to fund our operations or future business opportunities.

From time to time, we may enter into transactions to acquire assets or the securities of other companies. These transactions may be financed partially or wholly with debt, which may increase our debt levels above industry standards. Neither our articles nor our bylaws limit the amount of indebtedness that we may incur. The level of our indebtedness may impair our ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise or to fund our operations.

Declines in the world prices of oil and natural gas may have a material adverse effect on our revenues and net income.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. Any material decline in prices could result in a reduction of net production revenue and income. Certain wells or other projects may become uneconomic as a result of a decline in world oil prices and natural gas prices, leading to a reduction in the volume of our oil and natural gas reserves. We might also elect not to produce from certain wells at lower prices. All of these factors could result in a material decrease in our future net production revenue, causing a reduction in our oil and natural gas acquisition and development activities. In addition, bank borrowings available to us are in part determined by our borrowing base. A sustained material decline in prices from historical average prices could limit our borrowing base, therefore reducing the bank credit available to us, and could require that a portion of our then existing bank debt be repaid.

In addition to establishing markets for our oil and natural gas, we must also successfully market our oil and natural gas to prospective buyers. The marketability and price of oil and natural gas which may be acquired or discovered by us will be affected by numerous factors beyond our control. We will be affected by the differential between the price paid by refiners for light quality oil and the grades of oil produced by us. Our ability to market our natural gas may depend upon our ability to acquire space on pipelines which deliver natural gas to commercial markets. We will also likely be affected by deliverability uncertainties related to the proximity of our reserves to pipelines and processing facilities and related to operational problems with such pipelines and facilities and extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and other aspects of the oil and natural gas business.

The nature of our business exposes us to substantial risks. To the extent that we incur liability in excess of our insurance coverage, our financial position, results of operations or prospects could be materially affected.

Our involvement in the exploration for and development of oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Our insurance coverage has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, these risks may not, in all circumstances be insurable or, in certain circumstances, we may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of uninsured liabilities would reduce the funds available to us. The occurrence of a significant event that we are not fully insured against, or the insolvency of the insurer of that event, could have a material adverse effect on our financial position, results of operations or prospects.

Future litigation could adversely affect our business and cash position.

From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are unable to determine the ultimate aggregate amount of monetary liability or financial impact in these legal matters. We cannot determine whether these matters will, individually or collectively, have a material adverse effect on our business, results of operations and financial condition. Litigation can be time consuming, expensive, and distract our management from the conduct of our business. To the extent we incur expenses in connection with litigation or regulatory proceedings in the future, which expenses may include substantial fees of attorneys and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions, such expenses could adversely affect our cash position if they are not otherwise covered by available insurance.

We are subject to numerous environmental regulations that have become more stringent in the recent past and may result in increased liabilities and increased capital expenditures by us.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and national, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with environmental legislation and regulation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. We cannot assure you that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect our financial condition, results of operations or prospects.

We will encounter competition in all areas of our business and may not be able to successfully compete with our competitors.

We actively compete for reserve acquisitions, exploration leases, licenses and concessions and skilled industry personnel with a substantial number of other oil and gas companies, many of which have significantly greater financial resources than us. Our competitors include major integrated oil and natural gas companies and numerous other independent oil and natural gas companies and individual producers and operators. The oil and natural gas industry is highly competitive. Our competitors for the acquisition, exploration, production and development of oil and natural gas properties, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than we do. Certain of our customers and potential customers are themselves exploring for oil and gas, and the results of these exploration efforts could affect our ability to sell or supply oil or natural gas to these customers in the future. Our ability to successfully bid on and acquire additional property rights, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will be dependent upon developing and maintaining close working relationships with our future industry partners and joint operators and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.

Our reserves will be depleted over time and we may be unable to develop or acquire additional reserves.

Our future oil and natural gas reserves, production, and cash flows to be derived therefrom are highly dependent on our successfully acquiring or discovering new reserves. Without the continual addition of new reserves, any of our existing reserves and our production will decline over time as those existing reserves are exploited. A future increase in our reserves will depend not only on our ability to develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects. We cannot assure you that our future exploration and development efforts will result in the discovery and development of additional commercial accumulations of oil and natural gas.

Our success depends on our ability to retain the current members of our senior management team and other key personnel.

Our success depends to a significant extent on the continued services of our core senior management team and other key personnel. If one or more of these individuals were unable or unwilling to continue in his present position, our business would be disrupted and we might not be able to find replacements on a timely basis or with the same level of skill and experience. Finding and hiring replacements could be costly and might require us to grant significant equity awards or other incentive compensation, which could adversely impact our financial results. We do not maintain key-person life insurance for any of our management personnel or other key employees.

Our production and revenues may to some extent be dependent on the ability of third party operators.

To the extent we are not the operators of our oil and natural gas properties, we will be dependent on the operators for the success of those properties and we will largely be unable to direct or control the activities of the operators. If, in situations where we are not the operator, the operator fails to perform adequately or becomes insolvent, our revenues may be reduced. Payments from production generally flow through the operator and, where we are not the operator, there is a risk of delay and additional expenses in receiving such revenues.

We may not be able to secure the required licenses and permits for the conduct of our business.

Our operations generally require licenses and permits from various governmental authorities. We cannot assure you that we will be able to obtain or maintain all necessary licenses and permits that may be required to carry out exploration and development at our projects.

Increases in royalties and taxes payable by us will adversely affect our profitability.

In addition to federal regulations, each Canadian province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

We may not be able to guarantee that title to certain of our properties is free from defect.

We have not obtained a legal opinion as to the title to our freehold properties and cannot guarantee or certify that a defect in the chain of title may not arise to defeat our interest in certain of those properties. Remediation of title problems could result in additional costs and litigation. If title defects are unable to be remedied, we may lose some of our interest in the disputed properties resulting in reduced production. Title reviews that were conducted for past purchases or that we may conduct prior to the purchase of other oil and natural gas producing properties or the commencement of drilling wells, may not discover unforeseen title defects that could adversely affect our title to or proportionate interest in the property or entitlement to revenue from the property.

Certain of our directors and officers may have conflicts of interest.

Certain of our directors and officers are also directors and officers of other oil and natural gas companies involved in natural resource exploration and development, and conflicts of interest may arise between their duties as officers and directors of Canadian Superior and as officers and directors of such other companies. For example, Gregory Noval, our chairman, is also a significant shareholder of Challenger Energy Corp.  As a result, potential conflicts of interest could arise when such officers and directors are faced with decisions that could have different implications for us and such other companies.  These conflicts must be disclosed in accordance with, and are subject to such other procedures and remedies as apply under the Business Corporations Act (Alberta).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements and forward looking information, within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws, which are based upon our current internal expectations, estimates, projections, assumptions and beliefs as at the date of those statements or that information, including, among other things, assumptions with respect to production, future capital expenditures and cash flows. In some cases, words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “may”, “will”,  “potential”, “proposed” and other similar words, or statements that certain events or conditions “may” or “will” occur, are intended to identify forward-looking statements and forward-looking information. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in the forward-looking statements or information. In addition, this prospectus and the documents incorporated by reference may contain forward-looking statements and information attributed to third party industry sources. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Such forward-looking statements and information in this prospectus speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference.

Forward-looking statements and information in this prospectus and the documents incorporated by reference include, but are not limited to, statements with respect to:

•	drilling inventory, drilling plans and timing of drilling, re-completion and tie-in of wells;
•	plans for facilities construction and completion of the timing and method of funding;
•	productive capacity of wells, anticipated or expected production rates and anticipated dates of commencement of production;
•	drilling, completion and facilities costs;
•	results of our various projects;
•	ability to lower cost structure in certain of our projects;
•	our growth expectations;
•	timing of development of undeveloped reserves;
•	our tax horizon;
•	the performance and characteristics of our oil and natural gas properties;
•	oil and natural gas production levels;
•	the quantity of oil and natural gas reserves;
•	capital expenditure programs and the timing and funding of those programs;
•	supply and demand for oil and natural gas and commodity prices;
•	the impact of Canadian federal and provincial governmental regulation on us relative to other oil and gas issuers of similar size;
•	weighting of production between different commodities;
•	expected levels of royalty rates, operating costs, general and administrative costs, costs of services and other costs and expenses;
•	expectations regarding our ability to raise capital and to continually add to reserves through acquisitions, exploration and development;
•	treatment under governmental regulatory regimes and tax laws; and
•	realization of the anticipated benefits of acquisitions and dispositions.

Although we believe that the expectations reflected in the forward-looking statements and information are reasonable, we cannot assure you that these expectations will prove to be correct. Neither we nor the selling shareholders can guarantee future results, levels of activity, performance or achievements. Consequently we are not making any representation that actual results achieved will be the same in whole or in part as those set out in the forward-looking statements and information. Some of the risks and other factors, some of which are beyond our control, which could cause results to differ materially from those expressed or implied by the forward-looking statements and information contained in this prospectus and the documents incorporated by reference include, but are not limited to:

•	general economic conditions in Canada, the United States of America and globally;
•	industry conditions, including fluctuations in the price of oil and natural gas;
•	liabilities inherent in oil and natural gas operations;
•	governmental regulation of the oil and gas industry, including environmental regulation;
•	geological, technical, drilling and processing problems and other difficulties in producing reserves;
•	fluctuations in foreign exchange or interest rates;
•	failure to realize anticipated benefits of acquisitions;
•	geological, technical drilling and processing problems and other difficulties in producing reserves;
•	unanticipated operating events which can reduce production or cause production to be shut in or delayed;
•	failure to obtain industry partner and other third party consents and approvals, when required;
•	stock market volatility and market valuations;
•	competition for, among other things, capital, acquisitions of reserves, undeveloped land and skilled personnel;
•	competition for and/or inability to retain drilling rigs and other services;
•	the availability of capital on acceptable terms;
•	the need to obtain required approvals from regulatory authorities; and
•	the other factors disclosed under “Risk Factors” in this prospectus and in our AIF (which forms a part of our Annual Report on Form 40-F), which is incorporated by reference.

Statements relating to “reserves” or “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described can be profitably produced in the future. You are cautioned that the foregoing list of factors is not exhaustive. The forward-looking statements and the forward-looking information contained in this prospectus and the documents incorporated by reference are expressly qualified by this cautionary statement.  Neither we nor the selling shareholders are under any duty to update any of the forward-looking statements or information after the date of this prospectus to conform such statements or information to actual results or to changes in our expectations, except as otherwise required by applicable securities laws.

EXCHANGE RATE INFORMATION

The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York:

Year ended December 31,	Nine months ended September 30,

	2005	2006	2007	2007	2008
Low	0.787	0.853	0.844	0.844	0.926

High	0.869	0.910	1.090	1.004	1.029

Period End	0.858	0.858	1.010	1.004	0.944

Average	0.828	0.885	0.942	0.915	0.981

The following table sets forth, for each of the last six months, the low and high exchange rates and the exchange rate at the end of the month for Canadian dollars expressed in United States dollars, based on the inverse of the noon buying rate:

			Month ended

	-	-	May 31, 2008	June 30, 2008	July 31, 2008	August 31, 2008	September 30, 2008	October 31, 2008
Low	-	-	0.982	0.973	0.975	0.937	0.926	0.773

High	-	-	1.016	0.998	0.998	0.976	0.967	0.943

End of Month	-	-	1.006	0.981	0.975	0.941	0.944	0.823

On November 17 , 2008, the inverse of the noon buying rate was Cdn$1.00=US$ 0.819 .

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. We will, however, receive the proceeds from any exercise of the warrants unless the selling shareholders elect to exercise the warrants using a cashless exercise feature that allows the selling shareholders to receive a reduced number of shares rather than paying the exercise price in cash.  If all of the warrants were exercised for cash, we would receive proceeds of US$20,781,250, which we could use to fund our international exploration spending and new business development activities.

We have agreed to pay all expenses in connection with the registration of the common shares offered by the selling shareholders.  Normal underwriting commissions and brokers fees, however, as well as any applicable transfer taxes and other selling expenses, are payable by the selling shareholders.

The following table sets forth expenses payable by us in connection with the registration of the common shares.  All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	US$1,852
Legal fees and expenses	200,000
Accounting fees and expenses	75,000
Miscellaneous	25,000
Total	US$301,852

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common shares. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common shares in the foreseeable future. Pursuant to the terms of our 5% US$100 cumulative redeemable convertible preferred shares, or preferred shares, issued in February 2006, we may pay quarterly dividends in cash at a 5% annualized cash dividend rate or alternatively by way of issuance of our common shares at market price, based on a 5.75% annualized dividend rate in lieu of the 5% annualized cash dividend rate. The dividends on the preferred shares are payable, as and when declared by our board of directors, but the dividends are cumulative and will carry forward to the extent that they are not paid.

PRICE RANGE OF COMMON SHARES

Our common shares are traded on the American Stock Exchange and the Toronto Stock Exchange under the symbol “SNG”. The following tables set forth, for the periods indicated, the reported high and low closing prices of our common shares on the American Stock Exchange.

American Stock Exchange
Period	High	Low

	(U.S. dollars)
Year Ended December 31, 2003	2.58	0.88

Year Ended December 31, 2004	3.54	1.00

Year Ended December 31, 2005	2.50	1.46

Fiscal 2006

First Quarter	2.63	2.05

Second Quarter	2.42	1.97

Third Quarter	2.23	1.86

Fourth Quarter	2.16	1.89

Year Ended December 31, 2006	2.63	1.86

Fiscal 2007

First Quarter	2.60	1.81

Second Quarter	3.58	2.44

Third Quarter	3.31	2.56

Fourth Quarter	3.41	2.58

Year Ended December 31, 2007	3.58	1.81

Fiscal 2008

First Quarter	3.70	3.00

Second Quarter	4.67	2.99

Third Quarter	4.72	2.35

-	-	-

May 2008	4.32	3.04

June 2008	4.67	4.08

July 2008	4.72	3.74

August 2008	4.65	3.75

September 2008	3.88	2.35

October 2008	2.51	1.14

The following table sets forth, for the periods indicated, the reported high and low closing prices of our common shares on the Toronto Stock Exchange.

	Toronto Stock Exchange
Period	High	Low
	(Cdn. dollars)
Year Ended December 31, 2003	3.40	1.25

Year Ended December 31, 2004	4.70	2.18

Year Ended December 31, 2005	2.92	1.82

Fiscal 2006

First Quarter	3.00	2.40

Second Quarter	2.81	2.20

Third Quarter	2.50	2.06

Fourth Quarter	3.37	2.56

Year Ended December 31, 2006	3.37	2.06

Fiscal 2007

First Quarter	3.00	2.13

Second Quarter	3.89	2.80

Third Quarter	3.62	2.56

Fourth Quarter	3.37	2.56

Year Ended December 31, 2007	3.89	2.13

Fiscal 2008

First Quarter	3.80	2.98

Second Quarter	4.75	3.02

Third Quarter	4.92	2.49

-	-	-

May 2008	4.14	3.09

June 2008	4.75	4.07

July 2008	4.70	3.95

August 2008	4.92	3.94

September 2008	4.11	2.49

October 2008	2.69	1.37

On November 17 , 2008, the closing price of our common shares was $ 1.56 on the Toronto Stock Exchange and US$ 1.28 on the American Stock Exchange.

CONSOLIDATED CAPITALIZATION

The following table describes our consolidated capitalization as of September 30, 2008 . This table is presented in Canadian GAAP and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

For your convenience, we have converted certain Canadian dollar amounts for September 30, 2008 into U.S. dollars at the rate of US$ 0.944 per $1.00 (the inverse of the noon buying rate on September 30 , 2008 for one Canadian dollar, expressed in U.S. dollars, as reported by the Federal Reserve Bank of New York). You should not view such currency translations as a representation that such Canadian dollar amounts actually represent such U.S. dollar amounts or could be or could have been converted into U.S. dollars at the rates indicated or at any other rate.

September 30, 2008	-	-
(U.S. dollars, in thousands)	(Cdn. dollars, in thousands)

Cash, cash equivalents and short term investments	$16,940	-	$17,945	-

Long term debt and obligations under capital leases (including current portion)	nil	-	nil	-

Shareholders equity

Common shares, no par value (authorized: unlimited; outstanding: 156,116,009 Common shares)	232,486	-	246,278	-

Preferred shares, no par value (authorized: unlimited; outstanding: 150,000 first preferred shares, series A)	2,190	-	2,320	-

Common share purchase warrants (authorized and outstanding: 4,375,000)	3,725	-	3,946	-

Contributed surplus	17,041	-	18,052	-

Deficit	(26,266)	-	(27,824)	-

Total shareholders’ equity	229,177	-	242,772	-

Total capitalization	246,117	-	260,717	-

The information in the above table does not include:

☐	16,589,532 common shares issuable upon the exercise of outstanding share options as of September 30, 2008 at a weighted-average exercise price of $2.39 per share; and

☐	1,672,070 common shares reserved for future issuance under our stock option plan as of September 30, 2008.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, each with no par value. As at November 17 , 2008, 156,116,009 of our common shares were issued and outstanding and 150,000 of our first preferred shares, series A, were issued and outstanding. In addition, as of November 17 , 2008, there were 16,456,532 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $ 2.39 per share, 1,805,070 common shares reserved for future grant or issuance under our stock option plan and 4,375,000 common shares issuable upon the exercise of outstanding warrants at an exercise price of US$4.75 per share.

Common Shares

Our common shares are entitled to notice of and to vote at all meetings of shareholders (except meetings at which only holders of a specified class or series of shares are entitled to vote) and are entitled to one vote per share. The holders of common shares are entitled to receive such dividends as our board of directors may declare and, upon liquidation, to receive such assets of Canadian Superior as are distributable to holders of common shares. All of the common shares are of the same class and, once issued, rank equally as to entitlement to dividends, voting powers (one vote per share) and participation in assets upon dissolution or winding-up. No common shares have been issued subject to call or assessment. The common shares contain no pre-emptive or conversion rights and have no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds. Provisions as to the modification, amendment or variation of such rights or provisions are contained in our articles and bylaws and in the Business Corporations Act (Alberta). See “Articles of Incorporation and Bylaws”.

Preferred Shares

Our preferred shares may be issued in one or more series with each series to consist of such number of shares as may, before the issue of the series, be fixed by our directors. Our directors are authorized, before the issue of the series, to determine the designation, rights, restrictions, conditions and limitations attaching to the preferred shares of each series. The preferred shares of each series rank equally with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up and in priority to the common shares and any other shares ranking junior to the preferred shares. In addition, if any amount of a fixed cumulative dividend or an amount payable on return of capital in respect of shares of a series of preferred shares is not paid in full, the shares of the series are entitled to participate rateably with the shares of any other series of the same class in respect of such amounts.

First Preferred Shares, Series A

Our board of directors created a series of 150,000 first preferred shares, series A referred to as 5% US$100 cumulative redeemable convertible preferred shares with a stated value of US$100 per share. Cumulative dividends are payable, as and when declared by our board of directors, on the 5% US$100 cumulative convertible redeemable preferred shares at a rate of 5% per year in priority to dividends on our common shares and all other shares ranking junior to the 5% US$100 cumulative convertible redeemable preferred shares with respect to payment of any dividends. We may satisfy our dividend payment obligations in whole or in part by the issuance of common shares at current market price (the weighted average trading price for 20 trading days on the American Stock Exchange) for an equivalent of 115% of the dividend otherwise payable.

The 5% US$100 cumulative convertible redeemable preferred shares are redeemable by us on or after December 30, 2010 for an amount equal to the stated value together with any accrued and unpaid dividends to the date fixed for redemption. The 5% US$100 cumulative convertible redeemable preferred shares also may be redeemed by us between December 30, 2007 and December 30, 2010, provided that we have completed at least one well on Block 5(c) of our Trinidad and Tobago license and that the current market price prior to the date on which the redemption notice is given was at least 125% of the US$2.50 current conversion price.

The holders of 5% US$100 cumulative convertible redeemable preferred shares may request redemption of their 5% US$100 cumulative convertible redeemable preferred shares for a price per share equal to the stated value, together with all accrued and unpaid dividends on the earlier of December 30, 2010, or upon the occurrence of a takeover of Canadian Superior resulting in the common shares no longer being publicly traded.

The 5% US$100 cumulative convertible redeemable preferred shares are convertible at any time, or in the case called for redemption, on or prior to 4:30 p.m. on the third business day prior to the date fixed for redemption, at the current conversion basis; namely by dividing US$100 by the current conversion price of US$2.50 per common share, subject to adjustments as provided for in our articles of incorporation. The holders of 5% US$100 cumulative convertible redeemable preferred shares are not entitled to any voting rights or to receive notice or attend at any meeting of shareholders unless and until we are in default of the payment of four quarterly dividends, whether or not such dividends have been declared, at which time the holders shall be entitled to receive notice of and attend at meetings of shareholders and shall be entitled to 40 votes in respect of each 5% US$100 cumulative convertible redeemable preferred share.

Shareholder Rights Plan

Our shareholders have adopted a shareholder rights plan. The shareholder rights plan is contained in an agreement, dated as of January 22, 2001, as amended and restated as of May 17, 2001, between us and Computershare Trust Company of Canada. The effective date of the shareholder rights plan was January 22, 2001 and it was amended and restated as of May 17, 2001. The shareholder rights plan continues in effect until January 22, 2011, being ten years from its effective date.

Under the rights plan, one right is attached to each common share. The rights will separate from the common shares and become exercisable eight trading days after a person acquires, or commences a take-over bid to acquire, 20% or more of the voting shares or other securities convertible into our voting shares, unless the separation time is deferred. The acquisition by any person (an “Acquiring Person”) of 20% or more of the common shares, other than in a permitted manner, is called a “Flip-in Event”. Any rights held by an Acquiring Person will become void upon the occurrence of a “Flip-In Event”.

Eight trading days after a Flip-in Event, each right will permit the holder (other than an Acquiring Person) to purchase from us, on payment of the $15 exercise price, common shares with a market value of $30. The result will be massive dilution of the holdings of the Acquiring Person. We anticipate that no Acquiring Person will be willing to risk such dilution and so will instead either make a take-over bid that is permitted by the rights plan, negotiate with our board of directors for a waiver of the rights plan, or apply to regulatory authorities for an order rendering the rights plan ineffective.

A person will not become an Acquiring Person, and will not trigger the separation and ability to exercise the rights, by becoming the beneficial owner of 20% or more of the common shares pursuant to a take-over bid specifically permitted by the rights plan or in other circumstances provided for under the rights plan. Investment advisors (for fully managed accounts), trust companies (acting in their capacities as trustees and administrators) and statutory bodies acquiring 20% of the common shares are exempted from triggering a Flip-In Event, provided that they are not making, and are not part of a group making, a take-over bid.

The issue of the rights is not initially dilutive. However, upon a Flip-In Event occurring and the rights separating from the common shares, reported earnings per share on a fully diluted or non-diluted basis may be affected. Holders of rights who do not (or, in the case of an Acquiring Person, cannot) exercise their rights upon the occurrence of a Flip-In Event will suffer substantial dilution.

Registrar and Transfer Agent

The transfer agent and registrar for the common shares is Valiant Trust Company at its offices in Calgary, Alberta and Toronto, Ontario and Registrar and Transfer Company at its offices in Cranford, New Jersey.

Listing

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange, which approved the listing of the shares issued in connection with the Private Placement.

ARTICLES OF INCORPORATION AND BYLAWS

Objects or Purposes

Our articles of incorporation and bylaws do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Directors’ Power to Vote on Matters in which a Director is Materially Interested. A director who (a) is a party to a material contract or material transaction or proposed material contract or proposed material transaction with us, or (b) is a director or officer of or has a material interest in any person who is a party to a material contract or material transaction or proposed material contract or proposed material transaction with us, must disclose in writing to us or request to have entered in the minutes of meetings of directors the nature and extent of the director’s interest. The director cannot vote on any resolution to approve the contract or transaction unless the contract or transaction is (a) an arrangement by way of security for money lent to or obligations undertaken by the director, or by a body corporate in which the director has an interest, for our benefit or for the benefit of an affiliate of ours, (b) a contract or transaction relating primarily to the director’s remuneration as a director, officer, employee or agent of ours or an affiliate of ours, (c) a contract or transaction for indemnity or insurance of directors or officers under the Business Corporations Act (Alberta) or (d) a contract or transaction with an affiliate of ours.

Directors’ Power to Determine Their Compensation. Our directors may fix their remuneration.

Borrowing Powers Exercisable by the Directors. Our directors may, without authorization of our shareholders, (a) borrow money on our credit, (b) issue, reissue, sell or pledge our debt obligations, (c) give a guarantee on our behalf to secure performance of an obligation of any person, and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any of our property, owned or subsequently acquired, to secure any obligation of ours. Our directors may also, by resolution, delegate the borrowing powers referred to above to a director, a committee of directors or an officer.

Retirement or Non-Retirement of Directors Under an Age Limit Requirement. There is no mandatory age-related retirement or non-retirement requirement for our directors.

Number of Shares Required for Director’s Qualification. Our directors are not required to hold any of our shares as a qualification to be a director.

Rights, Preferences and Restrictions Attaching to Our Shares

The rights, preferences and restrictions attaching to our shares are described above under “Description of Share Capital”.

Action Necessary to Change the Rights of Holders of Our Shares

The rights of holders of our shares may be changed by amending our articles, amalgamating with one or more other corporations, continuing under the laws of another jurisdiction, reorganizing under a court order or effecting an arrangement under a court order, in each case pursuant to the Business Corporations Act (Alberta). Those actions generally require approval of our shareholders by special resolution, meaning a resolution passed by a majority of not less than two-thirds (2/3) of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. The holders of a class of shares are entitled to vote separately as a class and holders of a series of shares of a class are entitled to vote separately as a series if the series is affected by the amendment or other action in a manner different from other shares of the same class. This applies whether or not shares of a class or series otherwise carry the right to vote.

Shareholders’ Meetings

Meetings of our shareholders must be held at the place within Alberta that our directors determine. Our directors must call an annual meeting of shareholders to be held not later than 15 months after holding the last preceding annual meeting and may at any time call a special meeting of shareholders. However, we may apply to the court for an order extending the time in which our next annual meeting must be held.

For the purpose of determining shareholders entitled to receive notice of or to vote at a meeting of shareholders, our directors must fix in advance a date as the record date for that determination of shareholders, but that record date cannot precede by more than 50 days or by less than 30 days the date on which the meeting is to be held. Notice of the time and place of a meeting of shareholders must be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director and to our auditor.

All business transacted at a special meeting of shareholders and all business transacted at an annual meeting of shareholders, except consideration of the financial statements and auditor’s report, fixing the number of directors for the following year, election of directors and reappointment of the incumbent auditor, is deemed to be special business. Notice of a meeting of shareholders at which special business is to be transacted must state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment on that business, and (b) the text of any special resolution to be submitted to the meeting.

We must, no later than 10 days after the record date, prepare a list of shareholders arranged in alphabetical order and showing the number of shares held by each shareholder. Each shareholder is entitled to vote the shares shown opposite the shareholder’s name at the meeting to which the list relates, except to the extent that (a) the person has transferred the ownership of any of the person’s shares after the record date, and (b) the transferee of those shares (i) produces properly endorsed share certificates, or (ii) otherwise establishes that the transferee owns the shares, and demands, not later than 10 days before the meeting, that the transferee’s name be included in the list before the meeting, in which case the transferee is entitled to vote the transferee’s shares at the meeting.

A quorum of shareholders is present at a meeting of shareholders if at least two persons are present in person, each being a registered shareholder or a proxy for a registered shareholder, and representing in the aggregate not less than 10% of our outstanding shares carrying voting rights at the meeting.

Each of our common shares entitles the holder of it to one vote at a meeting of shareholders. The holders of our 5% US$100 cumulative convertible redeemable preferred shares are not entitled to any voting rights or to receive notice or attend at any meeting of shareholders unless and until we are in default of the payment of four quarterly dividends, whether or not such dividends have been declared, at which time the holders shall be entitled to receive notice of and attend at meetings of shareholders and shall be entitled to 40 votes in respect of each 5% US$100 cumulative convertible redeemable preferred share. The holders of our 5% US$100 cumulative convertible redeemable preferred shares may also be entitled to voting rights in the circumstances described above under “Articles of Incorporation and Bylaws — Action Necessary to Change the Rights of Holders of Our Shares”.

The registered holders or beneficial owners of not less than 5% of our issued shares that carry the right to vote at a meeting sought to be held may requisition our directors to call a meeting of shareholders for the purposes stated in the requisition. The requisition must state the business to be transacted at the meeting and must be sent to each director and to our registered office. On receiving the requisition, our directors must call a meeting of shareholders to transact the business stated in the requisition unless one of the exceptions set out in the Business Corporations Act (Alberta) is available.

Limitations on the Right to Own Securities

There are no limitations in our articles or bylaws on the rights to own any of our securities. However, the Investment Canada Act (Canada) may limit the rights of non-resident or foreign shareholders to acquire shares.

Change in Control

There are no provisions of our articles or bylaws that would have an effect of delaying, deferring or preventing a change in control and that would operate with respect to a merger, acquisition or corporate restructuring involving us. However, the Investment Canada Act (Canada) and our shareholder rights plan (described above under “Description of Share Capital — Shareholder Rights Plan”) may each have that effect.

Shareholder Ownership Disclosure

There are no provisions in our bylaws governing the ownership threshold above which shareholder ownership must be disclosed. However, Canadian and U.S. securities laws regarding shareholder ownership by certain persons require certain disclosure.

REGISTRATION RIGHTS

Pursuant to the terms of a Securities Purchase Agreement, dated August 25, 2008, between Canadian Superior and the selling shareholders, we entered into a Registration Rights Agreement, dated August 25, 2008, with each of the selling shareholders. The following summary of selected provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, the provisions of the agreement. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to the Registration Rights Agreement, we have filed a registration statement on Form F-3, of which this prospectus forms a part, to register the resales, from time to time, of up to 8,750,000 common shares and an additional 4,375,000 common shares that are issuable upon exercise of warrants that we issued to selling shareholders on September 3, 2008, in the Private Placement.

Under the Registration Rights Agreement, we are required to keep the registration statement effective until the date that is the earliest of: (i) the date as of which all of the selling shareholders may sell all of the shares covered thereby without restriction pursuant to Rule 144 (or the successor rule thereto) promulgated under the U.S. Securities Act; (ii) the date when all of the shares registered thereunder have been sold; or (iii) the second anniversary of the date on which the registration statement becomes effective, subject to extension if the selling shareholders’ ability to use the registration statement for resales has been suspended in accordance with the terms of the Registration Rights Agreement.

We are required to use our reasonable best efforts to have the registration statement declared effective as soon as practicable following filing. If the registration statement does not become effective within prescribed times or if sales cannot be made pursuant thereto for any reason, excluding any inability to sell due to market conditions or a failure of the selling shareholders to promptly provide all necessary information to us, then we have agreed to make certain payments to the selling shareholders in respect of liquidated damages.

Under the Registration Rights Agreement, we will: (i) prepare and file with the SEC any necessary amendments and supplements to the registration statement and this prospectus; (ii) provide the selling shareholders with copies of this prospectus and any amendment or supplement thereto; (iii) notify each selling shareholder immediately of the happening of any event as a result of which this prospectus (including any supplements thereto) includes any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to promptly prepare any supplements or amendments required to update or correct the prospectus; (iv) use our reasonable best efforts to register or qualify the shares under “blue sky” laws of such states as may be reasonably appropriate in the opinion of us and the managing underwriters of any offering under this prospectus; (v) use our reasonable best efforts to prevent the issuance of any order suspending the effectiveness of this prospectus; (vi) notify the selling shareholders when the registration statement has become effective; (vii) comply with the requirements of the Financial Industry Regulatory Authority, the American Stock Exchange and the Toronto Stock Exchange; and (viii) take other actions as are required to permit unrestricted resales of the shares in accordance with the terms and conditions of the Registration Rights Agreement.

The rights of a selling shareholder under the Registration Rights Agreement may only be transferred or assigned to a “qualified holder” that agrees to become a party to, and to be bound by, the Registration Rights Agreement.  For this purpose, a “qualified holder” means (1) any partner or member of a selling shareholder, (2) any affiliate of a selling shareholder, or (3) any person who purchases at least 50% of the shares covered by this prospectus that are held by that selling shareholder.  None of the rights will be transferred or assigned to any person who is able to resell those shares without restriction pursuant to an exemption from registration under the U.S. Securities Act, such as Rule 144.  If the rights of a selling shareholder under the Registration Rights Agreement are transferred to another person, we will supplement this prospectus to identify that new selling shareholder, as required.

Under the Registration Rights Agreement, we will pay all expenses incurred in connection with the registration of the shares, excluding underwriting, brokerage and other selling commissions and discounts.

SELLING SHAREHOLDERS

This prospectus covers the resales, from time to time, of up to 13,125,000 common shares by the selling shareholders named in the table below.  We issued 8,750,000 common shares and warrants to purchase an additional 4,375,000 common shares in the Private Placement, which closed on September 3, 2008, to Steelhead Navigator Master, L.P., Palo Alto Small Cap Master Fund, L.P., Palo Alto Global Energy Master Fund, L.P., Micro Cap Partners, L.P., UBTI Free, L.P. and Talkot Fund, L.P.

This prospectus may be used by the selling shareholders or their permitted transferees, as described in “Registration Rights”, in connection with resales of the shares, from time to time, during the period that the registration statement, of which this prospectus forms a part, remains effective. The selling shareholders are not under any obligation to sell all or any portion of the shares, nor are the selling shareholders obligated to sell any of their shares immediately after the date of this prospectus.

The information in the table below is as of November 17 , 2008, and is based solely upon information provided by the selling shareholders. This table lists the selling shareholders, the number of common shares being offered for sale by the selling shareholders pursuant to this prospectus, and the number of common shares beneficially owned by the selling shareholders prior to this offering and after this offering, assuming the sale of all shares held by the selling shareholders pursuant to this prospectus. The common shares listed in the table below as being beneficially owned by a selling shareholder prior to this offering include 4,375,000 common shares that are issuable upon exercise of the warrants. To prevent dilution to the selling shareholders, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving the common shares. As a result of these and other provisions, holders of the warrants may acquire more common shares than are currently listed in the following table.

To our knowledge, the selling shareholders have sole voting and investment power with respect to the shares and have not within the past three years had any position, office or other material relationship with us (including any of our affiliates), except as set forth in the footnotes to the table below. Each of the selling shareholders has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

Information concerning the selling shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if required.

Name of Selling Shareholders	Number of Common Shares Beneficially Owned Prior to Offering	Number of Shares	Number and Percentage of Common Shares Beneficially Owned After the Offering(1)(2)

Steelhead Navigator Master, L.P. 1301 – 1st Avenue, Suite 201 Seattle, WA 98101	19,739,215(3)	10,500,000	9,239,215 ( 5.8%)
Palo Alto Small Cap Master Fund, L.P. 470 University Avenue Palo Alto, CA 94301	6,760,805 (4)	1,146,705	5,614,100 ( 3.5%)
Palo Alto Global Energy Master Fund, L.P. 470 University Avenue Palo Alto, CA 94301	5,133,650 (4)	617,250	4,516,400 ( 2.8%)
Micro Cap Partners, L.P. 470 University Avenue Palo Alto, CA 94301	3,535,339 (4)	438,639	3,096,700 ( 1.9%)
UBTI Free, L.P. 470 University Avenue Palo Alto, CA 94301	322,706 (4)	47,406	275,300 ( 0.2%)
Talkot Fund, L.P. 2400 Bridgeway, Suite 300 Sausalito, CA 94965-2851	1,525,000	375,000	1,150,000 (0.7%)
Totals		13,125,000

Notes:

(1)
Beneficial ownership is determined in accordance with the rules of the SEC.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after November 17 , 2008 through the exercise of any warrant, stock option or other right.  The percentage of common shares beneficially owned after the offering is based on 156,116,009 common shares being outstanding as at November 17 , 2008 after giving effect to the 8,750,000 shares issued pursuant to the Private Placement and assuming the issuance of 4,375,000 shares upon full exercise of the warrants.

(2)
Although the selling shareholders have not expressed a specific intention as to the number of common shares to be sold, the table shows the ownership that would result if all of the selling shareholders’ common shares purchased under the Private Placement, including shares issuable upon exercise of the warrants, were sold. Any other common shares owned by the selling shareholders that are not issued in connection with the Private Placement are not assumed to be sold.

(3)
These shares are owned by Steelhead Navigator Master, L.P. and by certain client accounts, for which Steelhead Partners, LLC serves as general partner and/or investment manager.  Steelhead Partners, LLC, as general partner and/or investment manager of Steelhead Navigator Master, L.P. and those certain client accounts and as the sole member of Steelhead Navigator Master L.P.'s general partner, and J. Michael Johnston and Brian K. Klein, as the member-managers and owners of Steelhead Partners, LLC, may therefore be deemed to beneficially own shares owned by Steelhead Navigator Master, L.P. and those certain client accounts insofar as they may be deemed to have the power to direct the voting or disposition of these shares.  Steelhead Partners, LLC, Mr. Johnston and Mr. Klein each disclaims beneficial ownership as to these shares, except to the extent of his or its pecuniary interest therein.

(4)
Palo Alto Investors, LLC is the investment adviser and general partner to investment limited partnerships, including Palo Alto Small Cap Master Fund, L.P., Palo Alto Global Energy Master Fund, L.P., Micro Cap Partners, L.P., and UBTI Free, L.P., and a such may be deemed to beneficially own shares owned by Palo Alto Small Cap Master Fund, L.P., Palo Alto Global Energy Master Fund, L.P., Micro Cap Partners, L.P., and UBTI Free, L.P.  The sole manager of Palo Alto Investors, LLC is Palo Alto Investors, Inc.  William L. Edwards is the controlling shareholder of Palo Alto Investors, Inc. and the controlling owner of Palo Alto Investors, LLC.  Anthony Joonkyoo Yun, MD is the president of Palo Alto Investors, LLC.  Palo Alto Investors, LLC, Palo Alto Investors, Inc., Mr. Edwards and Dr. Yun each disclaims beneficial ownership of these shares except to the extent of his or its pecuniary interest therein.

PLAN OF DISTRIBUTION

The selling shareholders are entitled to the benefits of the Registration Rights Agreement pursuant to which we agreed to file the registration statement including this prospectus with the SEC under the U.S. Securities Act covering resales of the common shares, from time to time.

The selling shareholders and any of their permitted transferees, as described under “Registration Rights”, may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	close out short positions and return borrowed shares in connection with such short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 or Rule 904, or pursuant to another exemption from registration under the U.S. Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon being notified in writing by a selling shareholder that any material agreement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the U.S. Securities Act disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, and (vi) other facts material to the transaction.

The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. See “Registration Rights”.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the U.S. Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Each selling shareholder has represented and warranted to us that it acquired the securities subject to the registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

If the selling shareholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the U.S. Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the U.S. Securities Act and the U.S. Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the U.S. Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

INCOME TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

The following summary describes certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the ownership and disposition of our common shares offered hereunder.  It addresses only U.S. Holders that hold our common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment purposes).  The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their particular circumstances, nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans, U.S. Holders that own stock constituting 10% or more of our voting power (whether such stock is directly, indirectly or constructively owned), regulated investment companies, common trust funds, U.S. Holders subject to the alternative minimum tax, U.S. Holders holding our common shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and persons that acquired our common shares in a compensation transaction.  In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds our common shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or an entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury Regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) may depend on both the partner’s and the partnership’s status and the activities of such partnership.  Partnerships that are beneficial owners of our common shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the ownership and disposition of our common shares.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This summary is of a general nature only.  It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular U.S. Holder.  U.S. Holders should consult their own tax advisors as to the tax considerations applicable to them in their particular circumstances.

Ownership and Disposition of Our Common Shares

Distributions.  Subject to the discussion below under “Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” distributions made with respect to our common shares (including any Canadian taxes withheld from such distributions) generally will be included in the gross income of a U.S. Holder as dividend income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  Because we are expected to be eligible for the benefits of a comprehensive income tax treaty with the U.S., dividends paid by us to non-corporate U.S. Holders are generally expected to be eligible for the reduced rate of U.S. federal income tax available with respect to certain dividends received in taxable years beginning before January 1, 2011.  A corporate U.S. Holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

If any dividends are paid in Canadian dollars, the amount includible in gross income will be the U.S. dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars.  If any Canadian dollars actually or constructively received by a U.S. Holder are later converted into U.S. dollars, such U.S. Holder may recognize gain or loss on the conversion, which will be treated as ordinary gain or loss.  Such gain or loss generally will be treated as gain or loss from sources within the U.S. for U.S. foreign tax credit purposes.

A U.S. Holder may be entitled to deduct or claim a credit for Canadian withholding taxes, subject to applicable limitations in the Code.  Dividends paid on our common shares will be treated as income from sources outside the U.S. and generally will be “passive category income” for U.S. foreign tax credit limitation purposes.  The rules governing the foreign tax credit are complex and the availability of the credit is subject to limitations.  U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Distributions in excess of our current and accumulated earnings and profits, if made with respect to our common shares, will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in such common shares, and thereafter as capital gain.  We do not currently intend to calculate our earnings and profits under U.S. federal income tax principles.  Accordingly, U.S. Holders should expect that all distributions made with respect to our common shares will be treated as dividends (as described above).

Dispositions.  Subject to the discussion below under “Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” upon the sale, exchange or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such common shares.  Capital gain or loss recognized upon a sale, exchange or other taxable disposition of our common shares will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to such common shares disposed of is more than one year at the time of the sale, exchange or other taxable disposition.  The deductibility of capital loss is subject to limitations.  For U.S. foreign tax credit purposes, any capital gain or loss generally will be treated as gain or loss from sources within the U.S.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax rules generally apply to a U.S. person that owns or disposes of stock in a non-U.S. corporation that is treated as a passive foreign investment company (a “PFIC”).  In general, a non-U.S. corporation will be treated as a PFIC for any taxable year during which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either (i) 75% or more of the non-U.S. corporation’s gross income is passive income, or (ii) 50% or more of the average value of the non-U.S. corporation’s assets produce or are held for the production of passive income.  For these purposes, passive income generally includes dividends, interest, certain rents and royalties, and the excess of gains over losses from certain commodities transactions, including transaction involving oil and gas.  However, gains and losses from commodities transactions generally are excluded from the definition of passive income if (i) such gains or losses are derived by a non-U.S. corporation in the active conduct of a commodity business, and (ii) “substantially all” of such corporation’s business is as an active producer, processor, merchant or handler of commodities of like kind (the “active commodities business exclusion”).

Based on the nature of our anticipated income, assets and activities, we believe that we qualify for the active commodities business exclusion and that we will not be treated as a PFIC for the current taxable year.  In addition, we expect that we will continue to qualify for the active commodities business exclusion and do not expect to be a PFIC in future taxable years.  However, because the PFIC determination is made annually and because the principles and methodology for applying the PFIC tests, including the active commodities business exclusion, are not entirely clear, there can be no assurance that we would not be a PFIC for any year.

The following U.S. federal income tax consequences generally will apply to a U.S. Holder of our common shares if we are treated as a PFIC:

Distributions.  Distributions made by us with respect to our common shares, to the extent such distributions are treated as “excess distributions” pursuant to Section 1291 of the Code, must be allocated ratably to each day of the U.S. Holder’s holding period for such common shares.  The amounts allocated to the taxable year during which the distribution is made, and to any taxable years in such U.S. Holder’s holding period which are prior to the first taxable year in which we were treated as a PFIC, are included in such U.S. Holder’s gross income as ordinary income for the taxable year of the distribution.  The amount allocated to each other taxable year is taxed as ordinary income in the taxable year of the distribution at the highest tax rate in effect for the U.S. Holder in that other taxable year and is subject to an interest charge at the rate applicable to underpayments of tax.  Any distribution made by us that does not constitute an excess distribution would be treated in the manner described under “Certain United States Federal Income Tax Considerations — Ownership and Disposition of Our Common Shares — Distributions,” above.

Dispositions.  The entire amount of any gain realized upon the U.S. Holder’s disposition of our common shares generally will be treated as an excess distribution made in the taxable year during which such disposition occurs, with the consequences described above.

Elections.  In general, the adverse U.S. federal income tax consequences of holding stock of a PFIC described above may be mitigated if a U.S. shareholder of the PFIC is able to, and timely makes, a valid qualified electing fund (“QEF”) election with respect to the PFIC or a valid mark-to-market election with respect to the stock of the PFIC.

U.S. Holders should consult their own tax advisors as to the tax consequences of owning and disposing of stock in a PFIC, including the availability of any elections that may mitigate the adverse U.S. federal income tax consequences of holding stock of a PFIC.

Information Reporting and Backup Withholding Tax

If certain information reporting requirements are not met, a U.S. Holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on the distributions made with respect to our common shares or proceeds received on the disposition of our common shares.  Backup withholding tax is not an additional tax.  A U.S. Holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such U.S. Holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner.  U.S. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.  U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Certain Canadian Federal Income Tax Considerations

The following is a fair and adequate summary of the principal Canadian federal income tax considerations of the purchase, ownership and disposition of the common shares offered hereunder (the “Offered Shares”) generally applicable to purchasers of Offered Shares pursuant to this offering who, at all relevant times, are residents of the U.S. for the purposes of the Canada-United States Tax Convention (1980), as amended (the “Convention”), are not resident in Canada or deemed to be resident in Canada for purposes of the Income Tax Act (Canada), as amended to the date hereof (the “Canadian Tax Act”), hold their Offered Shares as capital property, deal at arm’s length with and are not affiliated with Canadian Superior for the purposes of the Canadian Tax Act, do not have a permanent establishment or fixed base in Canada, and do not use or hold and are not deemed to use or hold such Offered Shares in the course of carrying on or being deemed to be carrying on business in Canada (“U.S. Resident Holders”). Whether a U.S. Resident Holder holds Offered Shares as capital property for purposes of the Canadian Tax Act will depend on all of the circumstances relating to the acquisition and holding of those shares. Offered Shares will generally be considered to be capital property to a U.S. Resident Holder unless the shares are held in the course of carrying on a business or unless that holder is engaged in an adventure in the nature of trade (i.e. speculation) with respect to such shares. Special rules, which are not discussed in this summary, may apply to a U.S. Resident Holder that is an insurer carrying on business in Canada and elsewhere.

This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance of Canada prior to the date hereof (the “Proposals”), the provisions of the Convention as in effect on the date hereof, and an understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency in force as of the date hereof. Other than the Proposals, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada which may differ significantly from those discussed herein. The summary assumes that the Proposals will be enacted substantially as proposed, but there can be no assurance that the Proposals will be enacted as proposed or at all.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Resident Holder, and no representation with respect to the tax consequences to any particular U.S. Resident Holder is made. The tax liability of a U.S. Resident Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Resident Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax equal to 25% of the gross amount of such dividends. Under the Convention and subject to the provisions thereof , the rate of Canadian withholding tax which would apply to dividends paid on the Offered Shares to a U.S. Resident Holder that beneficially owns such dividends is generally 15%, unless the beneficial owner is a company which owns at least 10% of the voting shares of Canadian Superior at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided that the shares do not constitute “taxable Canadian property” of the U.S. Resident Holder for purposes of the Canadian Tax Act. In addition, under the Convention a U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided the value of the shares is, in general terms, not derived principally from real property situated in Canada, as defined in the Convention. Offered Shares will generally not constitute taxable Canadian property of a U.S. Resident Holder provided that such shares are listed on a designated stock exchange (which currently includes the Toronto Stock Exchange and American Stock Exchange) at the time of the disposition unless (i) the Offered Shares are “designated insurance property” of the holder for purposes of the Canadian Tax Act; (ii) at any time during the 60-month period immediately preceding the disposition, the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, or the U.S. Resident Holder together with all such persons owned 25% or more of the issued shares of any class of the capital stock of Canadian Superior; or (iii) the Offered Shares were acquired in certain types of tax-deferred exchanges under the Canadian Tax Act in consideration for property that was itself taxable Canadian property. U.S. Resident Holders to whom Offered Shares constitute taxable Canadian property should consult with their own tax advisors as to the Canadian income tax consequences of a disposition of the Offered Shares.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are incorporated under the laws of the Province of Alberta, Canada, and substantially all of our assets are located in Canada and Trinidad and Tobago. Most of our directors, officers and certain experts named in this prospectus are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on us or our directors or officers or the experts named in this prospectus or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against us or our directors, officers or experts.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents.  The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus.  We incorporate by reference into this prospectus the documents listed below:

·	our Annual Report on Form 40-F for the fiscal year ended December 31, 2007;

·	our Reports on Form 6-K, dated November 17, 2008;

·	our Report on Form 6-K, dated September 24, 2008.

·	our Report on Form 6-K, dated September 8, 2008;

·	our Report on Form 6-K, dated June 6, 2008; and

·	our Report on Form 6-K, dated April 18, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common shares offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents.  Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement.  The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents).  Please direct written or oral requests for copies to our Chief Financial Officer at 3200, 500 – 4th Avenue SW., Calgary, Alberta, Canada T2P 2V6, telephone number (403) 294-1411.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the shares. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares, please refer to the registration statement.

We are subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith we file reports and other information with the SEC and with the securities regulators in the Province of Alberta. Under the U.S./Canada Multijurisdictional Disclosure System, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

We file annual reports with the SEC on Form 40-F, which includes:

•	our Canadian Annual Information Form;
•	Management's Discussion and Analysis of Financial Condition and Results of Operations;

•	our consolidated financial statements, which have been prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP; and
•	other information specified by the Form 40-F.

We also furnish the following types of information to the SEC under cover of Form 6-K:

•	material information we otherwise make publicly available in reports that we file with regulatory authorities in Canada;
•	material information that we file with, and which is made public by, the Toronto Stock Exchange; and
•	material information that we distribute to our shareholders in Canada.

You may read and copy any document we file with the SEC at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement it has filed with respect to this offering.

You are invited to read and copy any reports, statements or other information that we file with the Alberta Securities Commission or other similar Canadian regulatory authorities at their respective public reference rooms. These filings are also electronically available from the System for Electronic Document Analysis and Retrieval at (www.sedar.com). Reports and other information about us are also available for inspection at the offices of the Toronto Stock Exchange.

EXPERTS

The audited consolidated financial statements of Canadian Superior and Seeker Petroleum incorporated in this prospectus have been so incorporated in reliance on the report of Meyers Norris Penny LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting. MNP is independent in accordance with the rules of professional conduct governing chartered accountants in Canada and the United States.

Certain information relating to our reserves included in this prospectus or incorporated in this prospectus has been calculated by us and audited and opined on, as at December 31, 2007, by GLJ Petroleum Consultants Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and report of GLJ Petroleum Consultants Ltd., given upon the authority of said firm as experts in reserve engineering.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for Canadian Superior by Borden Ladner Gervais LLP, Calgary, Alberta with respect to matters of Canadian law and Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario with respect to matters of U.S. law.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.           Indemnification of Directors and Officers

The Business Corporations Act (Alberta), under which the Registrant is incorporated, permits a corporation to indemnify its directors and officers, including those of its subsidiaries, for costs, charges and expenses, including amounts paid to settle an action or satisfy any judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding, if such director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

In accordance with the provisions of the Business Corporations Act (Alberta) described above, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such other corporation if he or she acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in the indemnity provisions under the Registrant's by-laws and the Business Corporations Act (Alberta).

Reference is made to Item 10 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended.

Item 9.           Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description

4.1	Registration Rights Agreement, dated August 25, 2008, between the Registrant and the Selling Shareholders. *
4.2	Securities Purchase Agreement, dated August 25, 2008, between the Registrant and the Selling Shareholders. *
4.3	Specimen Common Share Certificate. *
4.4	Shareholder Rights Plan. (1)
4.5	Form of Warrant. *
5.1	Opinion of Borden Ladner Gervais LLP as to the legality of the common shares being registered hereby.
23.1	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm.

23.3	Consent of GLJ Petroleum Consultants Ltd. *
23.4	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1).
24.1	Powers of Attorney. *

(1)	Previously filed with the Registrant’s Registration Statement on Form F-3, filed with the Commission on August 31, 2006 and incorporated herein by reference .
*	Previously filed.

Item 10.         Undertakings

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on November 19 , 2008.

CANADIAN SUPERIOR ENERGY INC.

By:	/s/ Craig McKenzie
Craig McKenzie
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on
November 19 , 2008.

Signature	Title

/s/ Craig McKenzie	Craig McKenzie
Chief Executive Officer and Director
(Principal Executive Officer)

*	Robb Thompson
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

*	Michael E. Coolen
Director and President

*	Charles Dallas
Director

*	Thomas J. Harp
Director

*	Kaare Idland
Director

*	Gregory S. Noval
Director

*	Alexander Squires
Director

*	Richard Watkins
Director

*By:	/s/ Craig McKenzie
Craig McKenzie
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this Amendment No. 1 to the Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City  of Calgary, Alberta, Canada on November 19 , 2008.

RICHARD WATKINS
(Authorized Representative)

By:	/s/ Richard Watkins
Name:	Richard Watkins
Title:	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Registration Rights Agreement, dated August 25, 2008, between the Registrant and the Selling Shareholders. *
4.2	Securities Purchase Agreement, dated August 25, 2008, between the Registrant and the Selling Shareholders. *
4.3	Specimen Common Share Certificate. *
4.4	Shareholder Rights Plan. (1)
4.5	Form of Warrant. *
5.1	Opinion of Borden Ladner Gervais LLP as to the legality of the common shares being registered hereby.
23.1	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm.
23.3	Consent of GLJ Petroleum Consultants Ltd. *
23.4	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1).
24.1	Powers of Attorney. *

(1)	Previously filed with the Registrant’s Registration Statement on Form F-3, filed with the Commission on August 31, 2006 and incorporated herein by reference .
*	Previously filed.